Exhibit 99.1

Press Contacts:

John Stewart Progress Software Corporation (781) 280-4101 jstewart@progress.com	Joan Geoghegan Schwartz Communications, Inc. (781) 684-0770 progress@schwartz-pr.com
PROGRESS SOFTWARE WILL RESTATE ITS FINANCIAL STATEMENTS TO ACCOUNT FOR ADDITIONAL STOCK-BASED COMPENSATION
BEDFORD, Mass., August 29, 2006 — Progress Software Corporation (Nasdaq: PRGS), a supplier of leading technology to develop, deploy, integrate and manage business applications, announced today that it will restate its previously issued financial statements in order to correct errors relating to its accounting for stock-based compensation. The Company does not expect that the anticipated restatement will have any impact on its previously reported revenue.
As announced on June 19, 2006, the Audit Committee of the Company’s board of directors is reviewing the Company’s historical practices regarding its stock option program. The Audit Committee is being assisted by both the Company’s outside legal counsel and independent legal counsel.
At this time, the Audit Committee has not completed its work. Nonetheless, the Audit Committee, in consultation with management, has concluded that the actual measurement dates for determining the accounting treatment of stock option grants differ from the measurement dates used by the Company in preparing its financial statements. As a result, the Company currently expects to record additional non-cash charges in the range of $20 million to $30 million for stock-based compensation over the period from December 1, 1995 to February 28, 2006. The Company has not yet determined the amount to be recorded in any specific period, nor has the Company determined the tax consequences that may result from these matters or whether any tax consequences will give rise to additional tax liabilities.
Earlier today, the Audit Committee, in consultation with management and after discussion with the Company’s independent registered public accounting firm, concluded that the Company’s financial statements, including the reports of the Company’s independent registered public accounting firm thereon, and its earnings releases and similar communications for fiscal 1996 and subsequent periods should no longer be relied upon.
The errors affected the accounting treatment of the Company’s regular broad-based stock option grants as well as grants that occurred outside the Company’s normal option grant cycle, and were not limited to stock option grants to executive officers, whose options were generally granted on the same date and at the same price as options granted to other employees.
The Company expects that it will be unable to announce its financial results for the third quarter of fiscal 2006 or file its related Quarterly Report on Form 10-Q until a determination of the appropriate stock-based compensation expense has been made. The Company will make every effort to file its restated financial statements as soon as practicable.

As previously announced, the Company has received notice from the Nasdaq Stock Market indicating that the Company’s common stock is subject to delisting for failure to file its periodic reports on a timely basis. The Company’s requested hearing before the Nasdaq Listing Qualifications Panel pursuant to Nasdaq Marketplace Rule 4805 has been scheduled for early September 2006. The Company will announce the Panel’s decision promptly upon receipt. Pending a decision by the Panel, the Company’s shares will remain listed on the Nasdaq Global Select Market.
Safe Harbor Statement
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the Audit Committee’s continuing review of the Company’s stock option grant practices and related accounting as well as the Company’s expected restatement of its historical financial statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including but not limited to the following: the possibility that the ongoing review of the Company’s stock option grant practices may expand in scope and/or result in additional charges; unanticipated consequences of any restatement; the risk that the anticipated accounting adjustments and other factors described above could have negative tax or other implications for the Company, including additional tax liabilities; the risk that the Company’s internal control over financial reporting and disclosure controls and procedures are not, and have not been, effective; the risk that the Company will be unable to comply with its SEC filing obligations in a timely manner; the risk that the Nasdaq Stock Market will delist the Company’s common stock; the risk that the Company will face additional claims and proceedings in connection with its stock option grant practices, including additional shareholder litigation and more formal proceedings by the SEC or other governmental agencies; and the financial impact of the foregoing, including potentially significant litigation defense costs and claims for indemnification and advancement of expenses by directors, officers and others. The Company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company’s business, please refer to the Company’s filings with the Securities and Exchange Commission.
About Progress Software Corporation
Progress Software Corporation (Nasdaq: PRGS) is a global industry leader providing application infrastructure software for all aspects of the development, deployment, integration and management of business applications. Headquartered in Bedford, Mass., Progress can be reached at www.progress.com or +1-781-280-4000.